Exhibit 99

News Release, of Registrant, dated November 7, 2003, re: Dimeco, Inc, Announces Stock Split

FOR IMMEDIATE RELEASE NOVEMBER 7, 2003	FOR FURTHER INFORMATION CONTACT: Gary C. Beilman, CEO 570-253-1970 www.thedimebank.com OTCBB symbol DIMC

DIMECO, INC. ANNOUNCES STOCK SPLIT

Dimeco, Inc., parent holding company of The Dime Bank, announced on November 6, 2003 that the company’s Board of Directors declared a dividend in the form of a two-for-one stock split. The stock split will be effective on December 1, 2003 to shareholders of record as of the close of business on November 14, 2003. The OTCBB symbol for Dimeco, Inc. is “DIMC”.

In making the announcement, Chairman of the Board William E. Schwarz stated, “This is a great time for Dimeco, Inc. and The Dime Bank. We are experiencing significant growth and profitability and the market value of our stock has increased handsomely over the past few years. We believe that the time is perfect for a stock split”.

On December 1, 2003, Dimeco shareholders who own stock in certificate form will be issued additional stock certificates to reflect this split, and book entry ownership will be conducted in book entry form. As a result of the Board’s action yesterday, the outstanding shares of the Company’s common stock will increase by approximately 759,000 shares to a total of approximately 1,519,000 shares.

Gary C. Beilman, Executive Vice President and Chief Executive Officer, noted, “Our shareholders should be excited when the evidence of this stock split shows up in their mailboxes in early December. We are grateful for the confidence that our investors have instilled in us, and we believe they will be thrilled with this announcement”.

Dimeco, Inc., through its wholly-owned subsidiary, The Dime Bank, is a financial institution with total assets of $298 Million at September 30, 2003. It operates four community banking offices in Honesdale, Hawley, Damascus, and Greentown, with the opening of a fifth branch in Dingmans Ferry, PA scheduled for mid-2004. The bank offers a full array of financial services ranging from traditional products to electronic and Internet banking, trust services, and an investments and financial services department.